UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Franklin BSP Realty Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note: The following is a communication that Franklin BSP Realty Trust, Inc. sent to certain of its stockholders starting on May 22, 2023.

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Good morning,

On May 17th, ISS issued its 2023 proxy research report on FBRT. ISS recommended in favor of all directors and proposals at FBRT’s upcoming 2023 annual meeting of stockholders except for our non-binding stockholder advisory vote on the compensation of our named executive officers (NEOs), also known as “say on pay”. For the reasons set forth below, we ask you to vote with the Board’s recommendation “FOR” this “say on pay” proposal.

As an externally managed REIT, FBRT does not have any employees. Our external manager performs our day-to-day management functions through its employees, including those employees that serve as our NEOs.  As a result, our NEOs are compensated by the Advisor and not by FBRT.  The only compensation FBRT issues to its NEOs and other employees of the external manager is in the form of discretionary equity grants approved by the Compensation Committee of our Board, which is comprised entirely of independent directors.  The proxy statement includes all disclosure regarding this compensation required by the Securities and Exchange Commission (SEC) and it is this SEC-required disclosure about the compensation FBRT paid to its NEOs that is the focus of the “say on pay” proposal.

ISS did not object to the compensation FBRT paid to its NEOs in 2022, and in fact the ISS report notes that the amount is well below the compensation levels of the ISS-designated peer group for FBRT (e.g., CEO pay of 0.21x of ISS peer median).  ISS did not object to FBRT’s disclosure about the compensation FBRT paid to its NEOs.  ISS’s sole objection related to FBRT’s voluntary disclosures about the compensation practices of FBRT’s external manager.

The SEC does not require any disclosure regarding the external manager’s pay practices.  However, ISS has developed its own requirements which are set forth in its “Compensation Policies—Frequently Asked Questions” document.  Although we do not believe relevant to our “say on pay” proposal, to accommodate ISS we voluntarily disclosed in the proxy statement the information ISS requires about the external manager’s pay practices.  The following table sets forth the ISS requirements set forth in this policy and the responsive disclosure FBRT voluntarily included in its 2023 proxy statement:

ISS Required Disclosure	FBRT Responsive Disclosure
The portion of [FBRT’s] management fee that is allocated to NEO compensation paid by the external manager (aggregated values for all NEOs is acceptable)	“The Advisory Agreement does not require our non-employee executive officers to dedicate a specific amount of time to fulfilling our Advisor’s obligations to us under the Advisory Agreement and does not require a specified amount or percentage of the fees paid to the Advisor to be allocated to our NEOs. Our Advisor does not compensate its employees specifically for such services because these individuals also provide investment management and other services to other investment vehicles that are sponsored, managed or advised by the Advisor and its affiliates. As a result, our Advisor has informed us that it cannot identify the portion of the compensation awarded to our NEOs by our Advisor that relates solely to their services to us. Accordingly, we are unable to provide complete compensation information for any of our NEOs, as the total compensation of our NEOs reflects the performance of all the Advisor’s investment vehicles for which these individuals provide services, including, but not limited to, us.” (page 29)
Of this compensation, the breakdown of fixed vs. variable/ incentive pay	For 2022, our NEOs’ compensation paid by the Advisor, in the aggregate, was apportioned 14% to fixed compensation and 86% to variable performance-based compensation. (page 29)
The metrics utilized to measure performance to determine NEOs’ variable/incentive pay	Our Advisor did not utilize any fixed performance metrics to determine the amount of variable compensation payable to our NEOs in 2022, but rather considered a range of various factors, including but not limited to the performance of the NEOs, the performance of the applicable business functions for which the NEOs are primarily responsible, the performance of our Common Stock, market conditions, growth in our business and the credit quality of our investment portfolio. (page 29)

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We understand that notwithstanding our response to the first requirement, ISS’s position is that we must still disclose the total amount of compensation the external manager paid to our NEOs (including for services unrelated to us) compared to our total management fee.  We believe the information ISS is demanding (which the external manager is not required to provide to us) is irrelevant to our “say on pay” proposal.   FBRT and the Board have no influence over the compensation the external manager pays to its NEOs, some of which relate to services unrelated to us, and FBRT’s Compensation Committee does not consider such amounts in determining annual equity awards.  The ISS information may also be confusing to stockholders as it incorrectly suggests the “say on pay” proposal relates to approval of the external manager’s compensation program.

We believe we have provided stockholders all necessary information to make an informed advisory vote on the compensation FBRT pays its NEOs and we ask you and our other valued stockholders to vote with the Board’s recommendation “FOR” this proposal.  Of course, we welcome your feedback and the opportunity to discuss our pay program in more detail. Please let me know if a discussion would be beneficial.

Thank you,

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